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                                                                     Exhibit 4.1

                     1980 AMENDED ARTICLES OF INCORPORATION

                                       OF

                        THE MONARCH MACHINE TOOL COMPANY



                  FIRST.   The name of the corporation is THE MONARCH MACHINE
TOOL COMPANY.

                  SECOND. The place in Ohio where its principal office is located is the City of Sidney, in Shelby County.

                  THIRD.   The purpose or purposes for which the Company is
formed are:

                  (a) To develop, manufacture, assemble, distribute, sell, lease, or otherwise dispose of, and to deal in or with machine tools, machinery, and other products.

                  (b) To manufacture, to purchase, lease, or otherwise acquire, to hold and use, to sell, lease, or otherwise dispose of, and to deal in or with personal property of any description and any interest therein.

                  (c) To purchase, lease, or otherwise acquire, to invest in, hold, use, and encumber, to sell, lease, exchange, transfer, or otherwise dispose of, and to construct, develop, improve, equip, maintain, and operate structures and real property of any description and any interest therein.

                  (d) To borrow money, to issue, sell, and pledge its notes, bonds, and other evidences of indebtedness, to secure any of its obligations by mortgage, pledge, or deed of trust of all or any of its property, and to guarantee and secure obligations of any person, all to the extent necessary, useful, or conducive to carrying out any of the purposes of the Company.

                  (e) To invest its funds in any shares or other securities of another corporation, business, or undertaking or of a government, governmental authority, or governmental subdivision.

                  (f) To do whatever is deemed necessary, useful, or conducive to carrying out any of the purposes of the Company and to exercise all other authority enjoyed by corporations generally by virtue of the provisions of the Ohio General Corporation Law.

                  FOURTH. The authorized number of shares of the Company is 12,500,000, consisting of 500,000 Preferred Shares without par value ("Preferred Shares") and 12,000,000


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Common Shares without par value ("Common Shares"). The shares of each class shall have the following express terms:

                  DIVISION A EXPRESS TERMS OF PREFERRED SHARES

                  1. The Preferred Shares may be issued from time to time in one or more series. Each Preferred Share of any one series shall be identical with each other share of the same series in all respects, except as to the date from which dividends thereon shall be cumulative by reason of different dates of issuance; and all Preferred Shares of all series shall rank equally and shall be identical, except in respect of the terms which may be fixed by the Board of Directors as hereinafter provided or which are fixed in Division A-1. Subject to the provisions of sections 2 through 8 of this Division A, which provisions shall apply to all Preferred Shares of all series, the Board of Directors is hereby authorized to cause Preferred Shares to be issued in one or more series and with respect to each such series, prior to the issuance thereof, to fix:

               (a) The designation of the series, which may be by distinguishing number, letter, or title.

               (b) The number of shares of the series, which number the Board of Directors may increase or decrease, except where otherwise provided in the creation of the series.

               (c) The dividend rate of the series.

               (d) The dates on which dividends, if declared, shall be payable and the dates, if any, from which dividends shall be cumulative.

               (e) The redemption rights and price or prices, if any, for shares of the series.

               (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

               (g) Whether the shares of the series shall be convertible into Common Shares and, if so, the conversion rate or rates or price or prices and the adjustments thereof, if any, and all other terms and conditions upon which conversions may be made.

               (h) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company.

               (i) Restrictions (in addition to those set forth in sections 6(b) and 6(c) of this Division A) on the issuance of shares of the same series or of any other class or series.


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The Board of Directors is authorized (as are the shareholders) to adopt from time to time amendments to the Articles of Incorporation or Amended Articles of Incorporation of the Company fixing, with respect to each such series, the matters specified in clauses (a) through (i) of this section 1.

                  2. The holders of Preferred Shares of each series, in preference to the holders of Common Shares and any other class of shares ranking junior to the Preferred Shares, shall be entitled to receive, out of any funds legally available and when and as declared by the Board of Directors, cash dividends at the rate (and no more) for such series fixed in accordance with the provisions of section 1 of this Division A or in Division A-1, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative from a date specified, or non-cumulative, as fixed with respect to such series in accordance with the provisions of section 1 of this Division A or in Division A-1. No dividends may be paid upon or declared and set apart for any of the Preferred Shares for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be declared and paid or a sum sufficient for payment thereof set apart for the Preferred Shares of all series.

                  3. So long as any Preferred Shares are outstanding, no dividend (except a dividend payable in Common Shares or in other shares of the Company ranking junior to the Preferred Shares) shall be paid or declared or any distribution be made (except as aforesaid) in respect of the Common Shares or in other shares of the Company ranking junior to the Preferred Shares, nor shall any Common Shares or any other shares of the Company ranking junior to the Preferred Shares be purchased, retired, or otherwise acquired by the Company (except out of the proceeds of the sale of Common Shares or other shares of the Company ranking junior to the Preferred Shares received by the Company subsequent to December 31, 1967),

                  (a) Unless all accrued and unpaid dividends on the Preferred Shares of all series, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

                  (b) Unless redemption of Preferred Shares of any Series shall have been effected from, and any required payment shall have been made into, any sinking fund provided for shares of such series in accordance with the provisions of section 1 of this Division A.

                  4. (a) Subject to the express terms of each series and to the provisions of section 6(b)(iii) of this Division A, the Company (i) may from time to time redeem all or any part of the Preferred Shares of any series at the time outstanding at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of section 1 of this Division A or in Division A-1, or (ii) shall from time to time make such redemption of the Preferred Shares as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price


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fixed in accordance with the provisions of section 1 of this Division A, together, in each case, with accrued and unpaid dividends to the redemption date.

                  (b) Notice of every redemption shall be mailed, by first class mail, postage prepaid, to the holders of record of the Preferred Shares to be redeemed, at their respective addresses then appearing on the books of the Company, not less than 30 nor more than 60 days prior to the date fixed for redemption. At any time before or after notice has been given as above provided, the Company may deposit the aggregate redemption price of the Preferred Shares to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, with any bank or trust company in Dayton, Cincinnati, or Cleveland, Ohio, or New York, New York, having capital and surplus of more than $5,000,000, named in such notice, directed to be paid to the respective holders of the Preferred Shares so to be redeemed, in amounts equal to the redemption price of all Preferred Shares so to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, on surrender of the share certificate or certificates held by such holders, and upon the giving of such notice and the making of such deposit such holders shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made such holders shall have no claim against the Company or privileges with respect to such shares except only to receive such money from such bank or trust company without interest or the right to exercise, before the redemption date, any unexpired rights or conversion. In case less than all of the outstanding Preferred Shares of any series are to be redeemed, the Company shall select by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors. If the holders of Preferred Shares which shall have been called for redemption shall not, within six years after such deposit, claim the amount deposited for the redemption of their shares, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company and the Company shall be relieved of all responsibility in respect thereof and to such holders.

                  (c) Any Preferred Shares which are redeemed by the Company pursuant to the provisions of this section 4 of this Division A and any Preferred Shares which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any Preferred Shares which are converted in accordance with their express terms shall be cancelled and not reissued. Any Preferred Shares otherwise acquired by the Company shall be restored to the status of authorized and unissued Preferred Shares without serial designation.

               5. (a) The holders of Preferred Shares of any series shall, in case of liquidation, dissolution, or winding up of the affairs of the Company, be entitled to receive in full, out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of Common Shares or any other shares ranking junior to the Preferred Shares, the amounts fixed with respect to shares of any such series in accordance with section 1 of this Division A or in Division A-1, plus in any such event an amount equal in all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution, or winding up of the affairs of the Company. In case the net assets of the



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Company legally available therefor are insufficient to permit the payment upon all outstanding Preferred Shares of all series of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Preferred Shares of all series in proportion to the full preferential amount to which each such share is entitled. After payment to holders of Preferred Shares of full preferential amounts as aforesaid, holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Company.

                     (b) The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or the sale, lease, or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to be a dissolution, liquidation, or winding up of the Company for the purposes of this section 5 of this Division A.

                  6. (a) The holders of Preferred Shares of all series shall be entitled to one vote for each such share upon all matters presented to shareholders; and, except as otherwise provided herein or required by law, the holders of Preferred Shares of all series and the holders of Common Shares shall vote together as one class on all matters. If, and as often as, the Company shall be in default in the payment of the equivalent of six quarterly dividends (whether or not consecutive) on any series of Preferred Shares at any time outstanding, whether or not earned or declared, the holders of Preferred Shares of all series voting separately as a class and in addition to all other rights to vote for Directors shall thereafter be entitled to elect, as herein provided, two members of the Board of Directors of the Company; provided, however, that the special class voting rights provided for herein, when the same shall have become vested, shall remain so vested until all accrued and unpaid dividends on the Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Preferred Shares shall be divested of their special class voting rights in respect to subsequent elections of Directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this section 6(a). In the event of default entitling the holders of Preferred Shares to elect two Directors as above specified, a special meeting of the shareholders for the purpose of electing such Directors shall be called by the Secretary of the Company upon written request of, or may be called by, the holders of record of the greater of 10% of the Preferred Shares of all series at the time outstanding or 50,000 Preferred Shares, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the Company shall not be required to call such special meeting if the annual meeting of shareholders shall be held within 90 days after the date of receipt of the foregoing written request from the holders of Preferred Shares. At any meeting at which the holders of Preferred Shares shall be entitled to elect Directors, the holders of not less than the greater of one-third of the outstanding Preferred Shares of all series or 50,000 Preferred Shares, present in person or by proxy, shall be sufficient to constitute a quorum and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Preferred Shares are entitled to elect as hereinbefore provided. The two Directors who may be elected by the holders of Preferred Shares pursuant to



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the foregoing provisions shall be in addition to any other Directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of Directors of the Company or require the resignation of any Director elected otherwise than pursuant to such provisions.

                  (b) The affirmative vote or consent of the holders of at least two-thirds of the then outstanding Preferred Shares of all series, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Preferred Shares of all series shall vote separately as a class, shall be necessary to effect any one or more of the following (but, insofar as the holders of Preferred Shares are concerned, such action may be effected with such vote or consent):

                           (i) Any amendment, alteration, or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the Company which affects adversely the voting powers, rights, or preferences of the holders of Preferred Shares; provided, however, that for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation of the Company to authorize, or to increase the authorized or outstanding number of, Preferred Shares or of any shares of any class ranking on a parity with or junior to the Preferred Shares, nor the increase by the shareholders pursuant to the Regulations of the number of Directors of the Company shall be deemed to affect adversely the voting powers, rights, or preferences of the holders of Preferred Shares; and provided further that, if such amendment, alteration, or repeal affects adversely the rights or preferences of one or more but not all then outstanding series of Preferred Shares, only the affirmative vote or consent of the holders of at least two-thirds of the number of the then outstanding shares of the series so affected shall be required;

                           (ii) The authorization, or the increase in the authorized number of, shares of any class ranking prior to the Preferred Shares; or

                           (iii) The purchase or redemption (whether for sinking fund purposes or otherwise) of less than all the then outstanding Preferred Shares except in accordance with a purchase offer made to all holders of record of Preferred Shares, unless all dividends on all Preferred Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable to all Preferred Shares shall have been complied with.

                  (c) The affirmative vote or consent of the holders of at least a majority of the then outstanding Preferred Shares of all series, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Preferred Shares of all series shall vote separately as class, shall be necessary (but insofar as the holders of Preferred Shares are concerned, such action may be effected with such affirmative vote or consent) to authorize any shares ranking on a parity with the Preferred Shares or an increase in the authorized number of Preferred Shares.


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                  7. No holder of Preferred Shares of any series, as such, shall have any pre-emptive right to purchase or subscribe for shares of the Company, of any class, or other securities of the Company, of any class, whether now or hereafter authorized.

                  8. For the purposes of this Division A:

                  (a) Whenever reference is made to shares "ranking prior to the Preferred Shares," such reference shall mean and include all shares of the Company in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company are given preference over the rights of the holders of Preferred Shares.

                  (b) Whenever reference is made to shares "ranking on a parity with the Preferred Shares," such reference shall mean and include all shares of the Company in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company rank on an equality with the rights of the holders of Preferred Shares.

                  (c) Whenever reference is made to shares "ranking junior to the Preferred Shares," such reference shall mean and include all shares of the Company other than those defined under clauses (a) and (b) of this section 8 as shares "ranking prior to" or "ranking on a parity with" the Preferred Shares.


                                  DIVISION A-1

                        EXPRESS TERMS OF $1.80 CUMULATIVE
                     CONVERTIBLE PREFERRED SHARES, SERIES A

                  There is hereby established a first series of Preferred Shares to which the following shall be applicable:

                  Section 1. DESIGNATION OF SERIES. The series shall be designated "$1.80 Cumulative Convertible Preferred Shares, Series A" (hereinafter called "Series A Preferred Shares").

                  Section 2. NUMBER OF SHARES. The number of Series A Preferred Shares initially fixed is 117,734, which number the Board of Directors may increase or decrease (but not below the number of shares of the series then outstanding).

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                  Section 3.  DIVIDEND RATE.  The dividend rate for Series A
Preferred Shares is $1.80 per share per annum.

                  Section 4. DIVIDEND PAYMENT DATES; CUMULATIVE DATES. The dates at which dividends on the Series A Preferred Shares shall be payable are March 1, June 1, September 1, and December 1 of each year.
Dividends on Series A Preferred Shares shall be cumulative as follows:

                  (a) In the case of shares issued during the period commencing immediately after the record date for the payment of a dividend and terminating at the close of the payment date for such dividend, dividends shall be cumulative from such last-mentioned dividend payment date.

                  (b) In all other cases dividends shall be cumulative from the dividend payment date next preceding the date of issuance of such shares.

                  Section 5. Redemption Price. The redemption price for the Series A Preferred Shares shall be $40.00 per share.

                  Section 6.  Conversion Rights.

                  (a) [These 1980 Amended Articles of Incorporation give effect to adjustments of the conversion price of the Series A Preferred Shares occurring prior to the filing of these 1980 Amended Articles of Incorporation with the Ohio Secretary of State and delete provisions in the express terms of the Series A Preferred Shares that are no longer applicable at the time of the filing.] The holder of Series A Preferred Shares shall be entitled at any time (but in the case of such shares which have been called for redemption, such right shall expire at the close of business on the date fixed for such redemption, unless default shall be made in the deposit of the redemption price), to convert, in the manner hereinafter provided (giving to Series A Preferred Shares for the purpose hereof a value of $39.60 per share) into fully paid and nonassessable Common Shares at the conversion price of $9.90 for each Common Share. The conversion price of the Common Shares shall be subject to adjustment from time to time in certain instances, as hereinafter provided; provided, however, that no adjustment under paragraph (b) of this Section 6 of the conversion price shall be made unless such adjustment with any other adjustments not yet made by reason of this proviso would result in a change of at least fifty cents in the conversion price in effect.

                  (b) Except as otherwise hereinafter provided, whenever the Company shall issue Common Shares (which term shall not include the sale of treasury shares) in excess of the number of Common Shares theretofore issued and outstanding without receiving therefor a consideration per share at least equal to the conversion price per Common Share in effect immediately prior to such issuance, then, upon such issuance, the conversion price per Common Share shall be adjusted to the price obtained by:


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                           (i) Multiplying the number of Common Shares
         constituting issued and outstanding shares when the conversion price then in effect became effective by the conversion price then in effect;

                           (ii) Adding to the product the total amount of consideration, if any, received by the Company for the issuance of such additional Common Shares and for all other issuances of Common Shares subsequent to the time when the conversion price then in effect became effective; and

                           (iii) Dividing the sum so obtained by the total number of Common Shares constituting issued and outstanding shares immediately after the issuance of such additional Common Shares, disregarding in the quotient so obtained fractions of one cent.

                           (c)      For the purpose of making the computations
described in paragraph (b) of this section 6, the following provisions shall be applicable:

                           (i) Common Shares issued as a stock dividend or split and Common Shares issued to change or replace issued Common Shares shall, except for any money or other property also received by the Company therefor, be deemed to have then issued for a consideration of no value.

                           (ii) Common Shares issued for money or in extinguishment of debts or obligations of the Company shall be deemed to have been issued for a consideration equal to the money received by the Company and the amount of any debt or obligation so extinguished, plus such reasonable commissions and discounts for the underwriting or marketing thereof as may have been deducted from the money which otherwise would have been received by the Company or from the amount of the debt or obligation which would have been extinguished.

                           (iii) Common Shares issued for property other than cash shall be deemed to have been issued for a consideration equal to the fair value of such property as determined by the Board of Directors of the Company, plus such reasonable commissions for the underwriting or marketing of such Common Shares as may have been charged to the Company or deducted from the property which otherwise would have been received by the Company.

                           (iv) In case the Company shall in any manner issue or sell any shares or obligations (other than the presently authorized Series A Preferred Shares) which, at the option of the holder thereof, may be converted into or may be replaced by Common Shares at a price less than the conversion price in effect immediately prior to the issuance or sale of such convertible shares or obligations, such issuance or sale shall be deemed to be an issuance or sale (as of the date of the issuance or sale of such convertible shares or obligations) of the maximum number of Common Shares necessary to effect the


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         conversion or replacement of all such convertible shares or obligations and the amount received by the Company as the consideration for the issuance or sale of such convertible shares or obligations plus the total amount or additional consideration, if any, payable to the Company on conversion or replacement (plus such reasonable commissions and discounts for the underwriting or marketing of such convertible shares or obligations as may have been charged to the Company or deducted from the consideration which otherwise would have been received by the Company) shall be deemed to be consideration actually received for the issuance or sale of such Common Shares, and such Common Shares shall be deemed to constitute issued and outstanding Common Shares as of said date; provided, however, that no further adjustment of the conversion price shall be made upon the actual issuance of any Common Shares to effect such conversion or replacement; and provided further that, if any such convertible shares or obligations shall be retired by the Company or otherwise cancelled without the issuance of any Common Shares to effect the conversion or replacement above provided, a computation as aforesaid shall again be made in the same manner as though the convertible shares or obligations, to the extent so retired or cancelled, had not been issued or sold.

                           (v) In case the Company shall grant any right or option (expiring more than 21 days from the date of the grant thereof) to subscribe for or purchase any Common Shares at a price less than the conversion price in effect immediately prior to the granting of such options or rights; such grant shall, except as provided in clause (vi) below, be deemed to be an issuance (as of the date of the granting of such right or option) of the maximum number of Common Shares issuable upon the exercise of such right or option, and the amount, if any, received by the Company as the consideration for the granting of such right or option plus the total amount of additional consideration, if any, payable to the Company upon the exercise of such right or option (plus such reasonable commissions and discounts for the underwriting or marketing of such right or option as may have been charged to the Company or deducted from the consideration which otherwise would have been received by the Company) shall be deemed to be the consideration actually received for the issuance of such Common Shares, and such Common Shares shall be deemed to constitute issued and outstanding Common Shares as of said date; provided, however, that no further adjustment of the conversion price shall be made upon the actual issuance of any Common Shares upon the exercise of any such right or option; and provided further that, if any such rights or options shall be terminated or shall expire without being fully exercised, a computation as aforesaid shall again be made in the same manner as though the rights or options, to the extent that they remain unexercised, had not been granted.

                           (vi) Common Shares issued pursuant to any employee stock option plan, employee stock purchase plan, or similar plan of the Company in existence on the date of the first issuance of Series A Preferred Shares or thereafter approved at a meeting of shareholders of the Company by the vote of the holders of a majority of the shares


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         entitled to vote shall be deemed to have been issued for a consideration equal to the conversion price in effect at the time of issuance thereof.

                           (vii) Common Shares issued upon conversion of a Series A Preferred Shares shall be deemed to have been issued for a consideration equal to the conversion price in effect at the time of issuance thereof.

                           (d) In the event that shares of any class (other than
Common Shares) are issued by way of a stock divided on outstanding Common Shares, then, in addition to any Common Shares receivable upon exercise of the conversion rights to the Series A Preferred Shares, the holder of a Series A Preferred Share (entitled to receive a specified number of shares of the first mentioned class were such Series A Preferred Share converted immediately prior to the declaration and issuance of the stock dividend) shall, upon such exercise of the conversion rights of the Series A Preferred Shares, be entitled to receive the same number of the first mentioned class and/or shares of any class issued successively thereon as a stock dividend and/or any shares issued successively upon any exchange, replacement, subdivision, or combination thereof. No adjustment in the conversion price shall be made merely by virtue of the happening of any event specified in this paragraph (d).

                           (e) Upon conversion of the Series A Preferred Shares,
no adjustment shall be made for any dividends on the Series A Preferred Shares, or for any dividends on the shares into which the Series A Preferred Shares are converted.

                           (f)      In the event that the Company shall effect
any capital reorganization or reclassification of its shares or shall consolidate or merge with or into any other corporation, involving in any such case the issuance or delivery to the holders of Common Shares of other stock (or securities or assets), then in any one or more of such events the Company shall give notice thereof by mail as hereinafter provided, which notice shall state the date as of or after which such transaction shall take place and the date as of which holders of Common Shares shall be entitled to replace their Common Shares with stock (and other securities and assets, if any) pursuant to such reclassification, reorganization, merger, or consolidation, to the end that the holders of the Series A Preferred Shares may at their option on or before the date so specified surrender them for conversion and thereby be entitled in respect of the Common Shares issuable upon such conversion to receive such stock (and other securities and assets, if any), to the same extent and on the same basis as other holders of Common Shares. The notice herein required to be given shall be sufficiently given if the Company shall mail a copy thereof to the holders of the Series A Preferred Shares at their addresses as shown by the books of the Company, first class, postage prepaid. Such written notice shall be mailed not less than 30 days before the proposed effective date of any such transaction and not less than 30 days before the date as of which holders of Common Shares shall be entitled to replace their Common Shares with stock or securities pursuant to such reclassification, reorganization, merger, or consolidation.

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                           (g) In the event that the Company shall effect
any capital reorganization or reclassification of its shares or shall consolidate or merge with or into any other corporation or shall sell all or substantially all of its property as an entirety, lawful provision shall be made as part of the terms of such transaction that the holders of Series A Preferred Shares may then or thereafter receive in lieu of each Common Share otherwise issuable to them upon conversion of the Series A Preferred Shares (but at the conversion price which would otherwise be in effect at the time of conversion and with the same protection against dilution, all as herein provided), the same kind and amount of stock (and other securities and assets, if any) as may be issuable or distributable upon such transaction with respect to each outstanding Common Share, and after such transaction the conversion rights of the holders of the Series A Preferred Shares shall be merely to receive such stock (and other securities and assets, if any). The foregoing provisions shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.

                           (h) Whenever there shall be any issuance of Common
Shares or there shall happen any other event as a consequence of which the conversion price of the Common Shares or the conversion rights of the Series A Preferred Shares shall be altered or varied, the Company shall forthwith file with the Transfer Agent for the Series A Preferred Shares a statement describing specifically such issuance of Common Shares or such other event (and, in the case of a reorganization, reclassification, consolidation, merger, or sale, the terms thereof) and the adjusted conversion price resulting from such event and the change, if any, in the stock (and other securities and assets, if any) issuable or distributable upon conversion. The Transfer Agent may receive and file such statements without responsibility on its part for the matters therein recited and as conclusive evidence of the facts therein stated.

                           (i) When the exercise of the conversion rights
of the Series A Preferred Shares shall result in a fraction of a Common Share issuable upon such conversion, the Company shall not issue a fractional share but in lieu thereof shall make a cash adjustment in respect thereof on the basis of the then existing conversion price of the Common Shares.

                           (j) Any holder of a Series A Preferred Share
desiring to exercise the right of conversion shall surrender to the Company at the office of the Transfer Agent (or at the principal office of the Company if, at the time of such conversion, there be no transfer agent for the Series A Preferred Shares) the certificate evidencing the Series A Preferred Shares so to be converted, duly endorsed for transfer to the Company or accompanied by an appropriate separate instrument of assignment; and promptly thereafter the Company shall issue and deliver a stock certificate representing the full Common Shares into which such Series A Preferred Shares shall have been so converted together with cash adjustments in lieu of fractional shares and certificates representing any shares to which such holder shall be entitled by reason of the provisions of paragraph (g) of this section 6, under all suitable regulations to be prescribed by the Company's Board of Directors. The issuance of the Common Shares and the issuance of any such other shares shall be as of the date of the surrender, as aforesaid, of the certificate evidencing the Series A Preferred Share for conversion, notwithstanding any delay in the delivery of the certificate for

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


the Common Shares into which such Series A Preferred Shares shall have been so converted or in the delivery of certificates for any such other shares. The Company shall pay any and all taxes which may be imposed in respect to the issuance and delivery of the Common Shares (and any such other shares) issuable upon conversion of Series A Preferred Shares; provided, however, that the Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Shares (or any such other shares) in a name or names other than the name of the owner of the Series A Preferred Share surrendered for conversion.

                           (k) The Company shall reserve and keep available
out of its authorized but unissued shares, solely for the purpose of delivery upon exercise of the conversion rights provided in this section 6, such number of shares as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Shares then outstanding. The Company shall from time to time, in accordance with the laws of the State of Ohio, increase the authorized number of shares at any time the number of shares remaining unissued and available for effecting conversion of Series A Preferred Shares shall not be sufficient to permit the conversion of all then outstanding Series A Preferred Shares.

                           (l) All Series A Preferred Shares surrendered for
conversion into the Common Shares shall be cancelled and not again issued.

                           Section 7.  LIQUIDATION RIGHTS.  The amount payable
on Series A Preferred Shares in the event of any voluntary liquidation, dissolution, or winding up of the affairs of the Company shall be $40.00 per share.

                  FIFTH. The Company, by action of its directors, and without action by its shareholders, may purchase its own shares, of any class or series, in accordance with the provisions of the Ohio General Corporation Law, either in the open marked or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Company, and at such prices as the Directors shall from time to time determine, subject, however, to such limitation or restriction, if any, as may be contained in the express terms of any class or series of shares of the Company outstanding at the time of such purchase.

                  SIXTH. No holder of shares of the Company or any class, as such, shall have any pre-emptive right to purchase or subscribe for shares of the Company, of any class, or other securities of the Company, of any class, whether now or hereafter authorized.

                  SEVENTH. These Amended Articles of Incorporation supersede and take the place of the existing Articles of Incorporation of the Company.


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